Exhibit 3.1
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                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                        SUPERCONDUCTOR TECHNOLOGIES INC.
                        --------------------------------
                             a Delaware corporation

     Superconductor Technologies Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies as follows:

     1. That Article IV of the Restated Certificate of Incorporation of the Company is hereby amended to add Section 2 as follows:

          "Section 2.   Effective as of the close of business on March 10, 2006,
          each ten (10) shares of the issued and outstanding shares of Common Stock of this corporation shall thereby and thereupon automatically be combined into one (1) validly issued, fully paid and nonassessable share of Common Stock of this corporation (the "Reverse Stock Split"). No scrip or fractional shares will be issued by reason of the Reverse Stock Split. In lieu thereof, cash shall be distributed to each stockholder of the Company who would otherwise have been entitled to receipt of a fractional share and that the amount of cash to be distributed shall be based upon the closing price of a share of Common Stock on the Nasdaq Capital Market on the effective date of this Certificate of Amendment."

     2. That the foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by approval of the Board of Directors of the Company at its meeting on February 28, 2006, and by the affirmative vote of the holders of at least a majority of the outstanding Common Stock of the Company entitled to vote thereon at the meeting of stockholders on May 25, 2005. There are no other classes of stock outstanding entitled to vote on this amendment.

     IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of Restated Certificate of Incorporation to be duly executed by its authorized officer this 28th day of February, 2006.

                                        Superconductor Technologies Inc.

                                        By: /s/ Martin S. McDermut,
                                            ------------------------------------
                                            Martin S. McDermut,
                                            Senior Vice President,
                                            Chief Financial Officer and
                                            Secretary